CORRECTIONAL SERVICES CORPORATION

First Amendment to Rights Agreement

         First Amendment, dated as of July 13, 2005, between Correctional Services Corporation, a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company (the “Rights Agent”).

         WHEREAS, the Company and the Rights Agent entered into a Rights Agreement, dated as of January 11, 2000 (the “Rights Agreement”), in order to prevent hostile takeovers;

         WHEREAS,  the Company anticipates entering into that certain Agreement and Plan of Merger, by and among The GEO Group, Inc., a Florida corporation, GEO Acquisition, Inc., a Delaware corporation, and the Company (the “Merger Agreement”);

         WHEREAS, the Company has negotiated the Merger Agreement, a Special Committee of the Company’s Board of Directors has recommended the Merger Agreement to the Company’s Board of Directors (the “Board”) and the Board has approved the Merger Agreement;

         WHEREAS, prior to execution of the Merger Agreement, the Company desires to make certain amendments to the Rights Agreement to exempt the transaction contemplated by the Merger Agreement and each of The GEO Group, Inc. and GEO Acquisition, Inc. from the protective measures of the Rights Agreement;

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may amend any provision of the Rights Agreement without the approval of the Company’s stockholders; and

         WHEREAS,  pursuant to Section 27 of the Rights Agreement, the Company has directed the Rights Agent to execute this First Amendment in order to amend the Rights Agreement as set forth below;

         NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

1.	The first sentence of the definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement shall be deleted in its entirety and the following is substituted therefor:

(a)	“Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 10% or more of the then outstanding Common Shares (other than as result of a Permitted Offer) or was such a Beneficial Owner at any time after the date hereof, whether or not such Person continues to be the Beneficial Owner of 10% or more of the then outstanding Common Shares, but shall not include (A) the Company, (B) any Subsidiary of the Company, (C) any employee benefit plan of the Company or of any Subsidiary of the Company, (D) any Person or entity holding Common Shares for or pursuant to the terms of any such employee benefit plan, or (E) either of The GEO Group, Inc. or GEO Acquisition, Inc. with respect to or as a consequence of any action taken or to be taken by them, or either of them, pursuant to that certain Agreement and Plan of Merger to be entered into by and among The GEO Group, Inc., GEO Acquisition, Inc. and the Company, as amended from time to time.”

2.	The definition of “Permitted Offer” set forth in Section 1(n) of the Rights Agreement shall be deleted in its entirety and the following is substituted therefor:

(n)	“Permitted Offer” shall mean (i) a tender or exchange offer for all outstanding Common Shares which is at a price and on terms determined, prior to the purchase of such shares under such tender or exchange offer, by at least a majority of the Disinterested Directors, to be adequate and otherwise in the best interests of the Company and the stockholders (other than the Person, or an Affiliate or Associate thereof, on whose behalf the offer is being made), taking into account all factors that such Disinterested Directors may deem relevant or (ii) the offer by

The GEO Group, Inc. and GEO Acquisition, Inc. to the holders of Common Shares to exchange such Common Shares for cash pursuant to the terms of that certain Agreement and Plan of Merger to be entered into by and among The GEO Group, Inc., GEO Acquisition, Inc. and the Company and the transactions related thereto.

3.	Exhibit C to the Rights Plan (“Summary of Rights to Purchase Preferred Shares of Correctional Services Corporation”) is hereby amended to conform the definitions of “Acquiring Person” and “Permitted Offer” set forth therein with those contemplated by paragraphs 1 and 2 above.

4.	Except as amended hereby, the Rights Agreement remains unchanged and in full force and effect and is ratified and confirmed in all respects.

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         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Rights Agreement to be duly executed, all as of the day and year first written above.

CORRECTIONAL SERVICES CORPORATION

By	/s/ Bernard A. Wagner
	Name:	Bernard A. Wagner
	Title:	Senior Vice President and Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY

By	/s/ Herbert J. Lemmer
	Name:	Herbert J. Lemmer
	Title:	Vice President